                                                                    Exhibit (11)

                            SONOCO PRODUCTS COMPANY
                 Computation of Earnings Per Share* (unaudited)
                    (Dollars in thousands, except per share)

                                                                Three Months Ended            Six Months Ended
                                                           --------------------------   --------------------------
                                                              July 3,        July 4,       July 3,        July 4,
                                                             1994 (A)         1993        1994 (A)         1993
                                                           -----------    -----------   -----------    -----------
Primary earnings
- - ----------------
  Net income available to common shareholders              $    30,895    $    31,808   $    57,054    $    58,716
                                                           ===========    ===========   ===========    ===========
Common shares
  Weighted average number
    of shares outstanding                                   87,059,440     87,259,527    87,059,440     87,259,527

  Assuming exercise of options
    reduced by the number of shares
    which could have been purchased
    (at average price) with
    proceeds from exercise of such
    options                                                    593,785        669,405       932,429        699,141
                                                           -----------    -----------   -----------    -----------
  Weighted average number of shares
    outstanding as adjusted                                 87,653,225     87,928,932    87,991,869     87,958,668
                                                           ===========    ===========   ===========    ===========

Primary earnings per share common                          $      0.35    $      0.36   $      0.65    $      0.67
                                                           ===========    ===========   ===========    ===========


Assuming full dilution
- - ----------------------
  Net income available to common shareholders              $    30,895    $    31,808   $    57,054    $    58,716
                                                           ===========    ===========   ===========    ===========

Common shares
  Weighted average number of
    shares outstanding                                      87,059,440     87,259,527    87,059,440     87,259,527

Assuming exercise of options reduced by the number
  of shares which could have been purchased (at the
  higher of the end-of-period price or the average)
  with proceeds from exercise of such options                  647,575        756,737       932,429        756,737
                                                           -----------    -----------   -----------    -----------

  Weighted average number of
    shares outstanding as adjusted                          87,707,015     88,016,264    87,991,869     88,016,264
                                                           ===========    ===========   ===========    ===========

  Earnings per common share assuming full dilution
      Net income                                           $      0.35    $      0.36   $      0.65    $      0.67
                                                           ===========    ===========   ===========    ===========

(A) The Company issued 3,450,000 shares of Series A Cumulative Convertible Preferred Stock in October 1993. The convertible preferred stock and the related dividend had an anti-dulitive effect on earnings per share in 1994 and are therefore excluded from the above computation.

* This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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